EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-272396) and Form S-8 (Nos. 333-248441 and 333-260036), of our report dated April 11, 2025 relating to the financial statements of Beam Global appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

Marcum llp

New York, NY

April 11, 2025